Exhibit 99.j

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” within each Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” within each Statement of Additional Information in Post-Effective Amendment No. 26 to the Registration Statement (Form N-1A, No 333-152915) of IndexIQ ETF Trust, and to the incorporation by reference of our report, dated June 28, 2013, on the IndexIQ ETF Trust (comprising, IQ Hedge Multi-Strategy Tracker ETF, IQ Hedge Macro Tracker ETF, IQ Hedge Market Neutral Tracker ETF, IQ Real Return ETF, IQ Global Resources ETF, IQ Merger Arbitrage ETF, IQ Australia Small Cap ETF, IQ Canada Small Cap ETF, IQ Global Agribusiness Small Cap ETF, IQ Global Oil Small Cap ETF and IQ US Real Estate Small Cap ETF) included in the Annual Report for the fiscal year ended April 30, 2013.

 /s/ Ernst & Young LLP

August 26, 2013